FOR IMMEDIATE RELEASE
Date: July 23, 2004
CONTACT:  Paul Zogas, President (708) 598-9400

                      MIDLAND CAPITAL HOLDINGS CORPORATION
                       REPORTS FISCAL 4th QUARTER EARNINGS
                           AND DECLARES CASH DIVIDEND

     BRIDGEVIEW, ILLINOIS - Midland Capital Holdings Corporation (OTC Bulletin
Board: MCPH) (the "Company") the holding company for Midland Federal Savings and Loan Association ("Midland Federal") today announced that net income for the quarter ended June 30, 2004 totaled $185,000, or $0.50 per diluted share, compared to net income of $131,000, or $0.35 per diluted share, for the quarter ended June 30, 2003. Net income for the fiscal year ended June 30, 2004 totaled $1.04 million, or $2.80 per diluted share, compared to net income totaling $690,000, or $1.88 per diluted share for the fiscal year ended June 30, 2003.

     Net income in the current fiscal year included the collection of non-accruing loan interest in the amount of $154,000, net of income taxes, from loan workouts and a $286,000 gain, net of income taxes, from the satisfaction of foreclosure judgments, under a loan workout agreement that was paid in full during the quarter ended September 30, 2003. Net income in the current fiscal year also included a $57,000 gain, net of income taxes, on the sale of a non-performing loan without recourse. Absent the gains from these non-recurring items, net income for the fiscal year ended June 30, 2004 would have been $546,000, or $1.46 per diluted share. Net income in the prior fiscal year also included the collection of non-accruing loan interest from loan workouts in the amount of $42,000, net of income taxes, or $.11 per diluted share.

     The Company also announced an increase in its quarterly cash dividend to $0.20 per share for the quarter ended June 30, 2004, an increase of approximately 18% from $0.17 per share. The dividend will be paid on August 12, 2004 to shareholders of record as of August 2, 2004.

     Annualized return on average assets and annualized return on average equity during the quarter ended June 30, 2004 were .48% and 6.35%, respectively compared to .33% and 4.77%, respectively, for the prior year quarter. For the fiscal year ended June 30, 2004, annualized return on average assets and annualized return on average equity were .66% and 9.10%, respectively, compared to .44% and 6.44% for the fiscal year ended June 30, 2003.


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     Net interest income increased $32,000 to $1.14 million in the quarter ended
June 30, 2004 compared to $1.11 million in the 2003 quarter. The increase in net interest income was primarily the result of an increase in interest rate spread as well as the collection of non-accruing loan interest during the current quarter in the amount of $15,000 as compared to $7,000 in the prior year quarter. Net of the collection of non-accruing loan interest in both periods, the Company's interest rate spread increased to 2.94% for the three months ended June 30, 2004 from 2.72% for the prior year period. The average balance of net earning assets also increased by $1.7 million for the quarter ended June 30, 2004 to $17.6 million from $15.9 million during the prior year period.

     For the fiscal year ended June 30, 2004 net interest income increased $81,000 to $4.63 million. The increase in net interest income was the result of the collection of non-accruing loan interest during the current fiscal year in the amount of $233,000 compared to $64,000 in the prior year period, both as a result of loan workout agreements. Net of the collection of non-accruing loan interest in both periods, the Company's interest rate spread increased to 2.83% for the fiscal year ended June 30, 2004, from 2.81% for the prior fiscal year.

     Non-interest income decreased $91,000 to $227,000 in the quarter ended June 30, 2004 from $318,000 in the quarter ended June 30, 2003. The primary factors for the decrease in non-interest income in the current quarter were an $85,000 decrease in loan fees and service charges and an $11,000 decrease in deposit related fees. The decrease in loan fees and service charges in the current quarter was due to a decrease in loan originations to $9.3 million from $16.8 million in the prior year period.

     For the fiscal year ended June 30, 2004 non-interest income increased $355,000 to $1.56 million from $1.21 million in the prior year period. The increase in non-interest income in the current fiscal year compared with the prior year period is primarily attributed to a $433,000 gain on the satisfaction of foreclosure judgments resulting from the payment in full of the loan workout agreement, discussed above, and the $87,000 gain from the non-performing loan sale. Offsetting these gains, were a $143,000 decrease in loan fees and service charges and a $39,000 decrease in deposit related fees. The decrease in loan fees and service charges in the fiscal year ended June 30, 2004 is attributed to a decrease in loan origination activity compared to the prior fiscal year.

     Non-interest expense decreased $118,000 to $1.09 million in the quarter ended June 30, 2004 compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $61,000 decrease in staffing costs and a $23,000 decrease in office occupancy and equipment expense. The decrease in staffing costs in the quarter ended June 30, 2004 is primarily attributed to a $36,000 decrease in loan origination commissions due to a decrease in lending volume compared to the prior year quarter.


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


     For the fiscal year ended June 30, 2004 non-interest expense decreased $75,000 to $4.57 million from $4.65 million in the prior year period. The primary factors for the decrease in non-interest expense in the current fiscal year was a $43,000 decrease in office occupancy and equipment expense and a $27,000 decrease in computer software and support expense. The decrease in computer software and support expense is primarily attributed to the elimination of costs associated with the conversion to a new computer network operating system during the prior year. The decrease in office occupancy and equipment expense is primarily attributed to a $46,000 decrease in depreciation expense.

     Non-performing assets were .06% of total assets at June 30, 2004 and consisted of $55,000 in non-performing loans. The allowance for loan losses increased by $50,000 to $460,000, or 0.49% of total loans, at June 30, 2004 compared to $410,000, or .44% of total loans, at June 30, 2003. The $50,000 increase in the allowance for loan losses during the fiscal year ended June 30, 2004 was the result of $60,000 in loan loss provisions offset by $10,000 in net loan charge offs. At June 30, 2004 the Company's ratio of allowance for loan losses to non-performing loans was 829.00% compared to 84.80% at June 30, 2003.

     At June 30, 2004 the Company's assets totaled $153.6 million, compared to total assets of $160.0 million at June 30, 2003. The $6.4 million decrease in assets was primarily the result of decreases in investment securities and mortgage-backed securities, which were used in part to fund a decline in deposit balances. Net loans receivable increased $1.2 million to $94.5 million at June 30, 2004. Deposits decreased $7.1 million to $140.4 million at June 30, 2004 from $147.5 million at June 30, 2003. The decrease in deposits is primarily attributed to increased competition for certificate of deposit accounts as well as management's view that current asset yields did not justify aggressive deposit pricing.

     Stockholders' equity in the Company totaled $11.74 million at June 30, 2004 resulting in a book value per common share of $31.51 based upon 372,600 shares outstanding. At June 30, 2004 Midland Federal's capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 6.77% and a risk-based capital ratio of 13.35%. Midland Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.


              (Selected Consolidated Financial Information follows)

                              FINANCIAL HIGHLIGHTS
                                    Unaudited


SELECTED FINANCIAL CONDITION DATA:              June 30, 2004      June 30, 2003
                                                --------------     -------------
Total assets .................................    $153,560,361      159,976,384
Loans receivable, net ........................      94,542,860       93,299,553
Mortgage-backed securities ...................       2,941,517        6,272,466
Cash and cash equivalents ....................      50,496,629       49,421,065
Investment securities ........................       1,234,375        6,388,900
Deposits .....................................     140,436,704      147,489,604
Stockholders' equity .........................      11,742,314       11,056,147

PER SHARE DATA:
Book value per common share at period end ....    $      31.51            29.67

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to
  loans receivable, net ......................             .06%             .44%
Non-performing assets to total assets ........             .04%             .30%
Allowance for loan losses to
  non-performing loans .......................          829.00%           84.80%
Allowance for loan losses to total loans .....             .49%             .44%



SELECTED OPERATIONS DATA:                    Three Months Ended          Twelve Months Ended
                                                  June 30,                    June 30,
                                                  --------                    --------
                                             2004          2003          2004          2003
                                             ----          ----          ----          ----

Total interest income ................   $1,503,358     1,681,580     6,340,088     7,278,083
Total interest expense ...............      358,754       569,382     1,705,562     2,724,478
                                         ----------     ---------     ---------     ---------
Net interest income ..................    1,144,604     1,112,198     4,634,526     4,553,605
Provision for loan losses ............       15,000        15,000        60,000        60,000
                                         ----------     ---------     ---------     ---------
Net interest income after provision
  for loan losses ....................    1,129,604     1,097,198     4,574,526     4,493,605
                                         ----------     ---------     ---------     ---------

Non-interest income ..................      226,540       317,799     1,563,071     1,208,365
Non-interest expense .................    1,092,198     1,210,360     4,574,405     4,649,514
                                         ----------     ---------     ---------     ---------

Income before income taxes ...........      263,946       204,637     1,563,192     1,052,456
Income tax expense ...................       78,780        74,014       520,524       362,273
                                         ----------     ---------     ---------     ---------
Net income ...........................      185,166       130,623     1,042,668       690,183
                                         ==========     =========     =========     =========

PER SHARE DATA:
Earnings per basic share .............   $      .50           .35          2.80          1.88
Earnings per diluted share ...........   $      .50           .35          2.80          1.88
Dividends declared per common share ..   $      .17           .15           .68           .60

SELECTED OPERATING RATIOS:
Annualized return on average assets ..          .48%          .33%          .66%          .44%
Annualized return on average equity ..         6.35%         4.77%         9.10%         6.44%
Annualized operating expenses to
  average total assets ...............         2.83%         3.02%         2.92%         2.97%
Interest rate spread during the period         2.98%         2.74%         2.98%         2.85%
Net interest margin ..................         3.12%         2.91%         3.13%         3.05%
Average interest-earning assets to
  average interest-bearing liabilities       113.65%       111.65%       112.56%       111.07%
